   © Intersections Inc. All Rights Reserved 2016  Shaping the future through personalized, data-driven technologies   Third Quarter 2016 Investor UpdateNovember 14, 2016

 Forward-Looking Statements    Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,'' “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including whether we are able to obtain financing for our Pet Health Monitoring segment prior to December 31, 2016, whether on terms acceptable to us and our lender, or at all; any decisions made by us regarding strategic alternatives for our Pet Health Monitoring segment, including with respect to the proposal from Loeb Holding Corporation (“LHC”); the timing and success of new product launches, including our Identity Guard®, Voyce® and Voyce Pro™ platforms, and other growth initiatives; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring charges; our incurring impairment charges on goodwill and/or assets, including assets related to our Voyce® business; our ability to control costs; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our new term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under “Forward-Looking Statements,” “Item 1. Business—Government Regulation” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in its recent other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

 Company Overview  Personal Information Services (Identity Guard®): Identity Guard® offers identity theft, privacy protection and credit monitoring services for consumers to understand, monitor, manage, and protect their personal information and privacy. This segment also offers breach response services to organizations responding to compromises of sensitive personal information.Pet Health Monitoring Services (Voyce®):Voyce® offers a health and wellness management platform that connects pets and their owners, veterinarians, and other caregivers with pet health monitoring data, pet health related content, and information management tools.  Further information about our other reportable segments, Insurance and Other Consumer Services and Bail Bonds Industry Solutions, can be found in our Form 10-Q.  Intersections Inc. (NASDAQ: INTX)Provider of innovative, data-driven solutions that help consumers manage risks and make better informed life decisions.   Founded: 1996Public Since: 2004Headquarters: Chantilly, VA

 Identity Guard® Update  $13.3 million direct-to-consumer Identity Guard® third quarter 2016 revenue compared to $13.8 million in the second quarter 2016 and $14.9 million in the third quarter 2015.375 thousand U.S. subscribers (September 30, 2016).Subscriber count substantially the same as December 31, 2015.Privacy Now™ with Watson launched in the fourth quarter 2016.$23.5 million third quarter 2016 revenue from subscribers acquired through U.S. financial institutions.732 thousand subscribers (September 30, 2016) decreased at an average rate of 1.1% per month during the third quarter 2016 which we believe continues to represent a normal attrition rate given the discontinuation of marketing and retention efforts.$3.2 million USD third quarter 2016 revenue from our Canada business, consistent with the second quarter 2016 and down 5.1% from the third quarter 2015.Our Canadian marketing relationship began transitioning to a new partner in August 2016.  Provides prevention, detection & resolution products and services to help subscribers protect their personal information from misuse.

Identity Guard® Privacy Now™ with Watson

PRIVACY NOW™ | With Watson™

Offers robust early detection of potential risks and provides personalized threat alerts with actionable steps to help keep our customers' information private from the earliest stage possible.

- Privacy Now™ was premiered at IBM's World of Watson 2016 conference in October.
- Combines financial account monitoring of traditional identity protection services with comprehensive monitoring of consumers' self-reported behavioral, social, and professional data.
- Leverages Identity Guard® proprietary platform and monitoring process for public record data and other relevant safeguards to analyze this data combined with personal profile data to provide near real-time alerts.
- Utilizes IBM Watson to monitor relevant content and categorize various factors that contribute to a consumer's identity protection and privacy and provide communications via news alerts and personal recommendations.
- Watson's AlchemyData News API will enable Privacy Now™ to digest more than 250,000 news articles from 75,000 sources every day to identify news that could impact a consumer's digital safety.
- Combines our advanced monitoring of various data sources with the Watson Natural Language Classifier API to quickly interpret the information users report via a survey when accessing their account to help determine that user's risk level to cybersecurity threats.

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Voyce® Update

Voyce® provides data-driven technology to manage canine wellbeing through the use of a Health Monitor and interactive wellness management system.



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- Continued expansion of relationships with veterinarian hospitals across the U.S. that offer Voyce Pro™ services to their patients, including leading teaching hospitals and national veterinary practices.
- During the term of our Credit Agreement, additional capital needs of our Voyce® business must be funded from cash it generates from operations or from new equity capital raised by our i4c subsidiary, subject to certain limitations. We expect our Voyce business to require funding by December 31, 2016. We continue to consider various possible financing options and other strategic alternatives that may be available to us, all of which we believe would require the consent of our lender.
- The Company previously announced on October 28, 2016, that it received a non-binding proposal from LHC, the Company's largest stockholder, to acquire the Company's Pet Health Monitoring Segment. The process of evaluating the proposal and negotiating a possible transaction is being overseen by a Special Committee of three independent members of our Board of Directors. The Special Committee has retained independent legal counsel and financial advisors to assist in evaluating the LHC proposal. No definitive agreement has been reached with LHC or any other party, and there can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be completed. For additional information, please refer to the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Form 10-Q.

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 The increase in Core Business adjusted EBITDA for the third quarter 2016 is the result of reductions to our operating expenses compared to the prior period. For the nine months ended September 30, 2016, the slight decrease in Core Business adjusted EBITDA is primarily the result of lower revenue from our financial institution clients and Canadian business due to ceased marketing and prior cancellations of certain subscriber portfolios in the first half of 2015, partially offset by lower operating expenses.Adjusted EBITDA (loss) for our Voyce business increased compared to the prior year periods as we continued to expand our business development and client relationship teams to build and support relationships with veterinarian practices and hospitals to offer our Voyce Pro™ service offerings.Cash flows used in operations was $(2.7) million for the third quarter 2016, compared to $(0.1) million for the third quarter 2015 as a result of changes in working capital accounts. The decrease in cash flows from operations for the nine month periods is primarily the result of lower earnings and changes in working capital accounts.Cash and cash equivalents at quarter end include $5.0 million held in the accounts of our Pet Health Monitoring business. Note (a): Adjusted EBITDA (loss) refers to adjusted EBITDA (loss) before share related compensation and non-cash impairment charges. See reconciliation of non-GAAP financial measures in the back of this presentation.Note (b): “Core Business” comprises all the business of Intersections Inc. with the exception of its Pet Health Monitoring Services business.  Q3 2016 Financial Highlights

 The Identity Guard® subscriber base grew by 0.3% in the third quarter 2016 and declined 6.3% compared to September 30, 2015 as a result of reduced marketing activities and spend related to our existing products as we prepared for the fourth quarter launch of our new Privacy Now™ with Watson product. We expect the impact of the lower marketing spend in 2016 on our Identity Guard® subscriber base to continue for the remainder of 2016. We expect increased revenue and subscribers in 2017 as we begin marketing Privacy Now™ with Watson and from our expanded suite of Identity Guard® services with several new partner relationships, including retail, communication and other industrial partners.Our Canadian business marketing relationship began transitioning to a new partner in August 2016 with expected completion in early 2017.U.S. financial institution subscribers declined 10.5% since December 31, 2015, or 1.2% per month, a rate we believe represents normal attrition.Note (c): In the first quarter of 2016, we reclassified 11 thousand subscribers that receive our breach response services, and the associated revenue, from the Financial Institutions category into the Identity Guard® category. We exclude the reclassification from our calculations of the subscriber decrease and increase in our Financial Institution and Identity Guard® categories, respectively.  Q3 2016 Financial Highlights – Subscribers

 The Identity Guard® revenue decline for the third quarter and the first nine months of 2016 resulted from a net decrease in the subscriber base due to decreased marketing efforts for our existing Identity Guard® products in advance of the fourth quarter launch of our new Privacy Now™ with Watson product.Our Canadian business revenue declined in the third quarter 2016 as our marketing relationship began transitioning to a new marketing partner in August 2016. The nine month decrease is primarily driven by the portfolio cancellations of two financial institution clients in the first half of 2015.U.S. financial institution revenue declines compared to the prior year are the result of client cancellations in the first half of 2015 and normal attrition.Revenue from other business units was negatively impacted by ceased marketing by our clients of insurance and membership services.   Q3 2016 Financial Highlights – Revenue

 Reconciliation of consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges:  Reconciliation of Non-GAAP Financial Measures  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.  Note (b): “Core Business” comprises all the business of Intersections Inc. with the exception of its Voyce business.

 Reconciliation of consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges:  Reconciliation of Non-GAAP Financial Measures, continued  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.  In the second quarter of 2016, we began to present consolidated adjusted EBITDA before share related compensation and non-cash impairment charges as it is defined in the Credit Agreement. Prior periods have been recast to reflect the new presentation. For additional information, Please see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Form 10-Q.Further description of the reconciliation of Non-GAAP Financial Measures can be found in the tables and footnotes accompanying the Company’s earnings release and the “GAAP and Non-GAAP Measures” link under the “Investor and Media” page on our website at www.intersections.com.

THANK YOU



Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com

Investor Relations
Ron Barden, CFO
IR@intersections.com
Tel: 703.488.6100